Exhibit 99.1

Penn Virginia Resource Partners, L.P.
Five Radnor Corporate Center, Suite 500, 100 Matsonford Road, Radnor, PA 19087

FOR IMMEDIATE RELEASE

Contact:	Stephen R. Milbourne
Director - Investor Relations
Phone: 610-975-8204
E-Mail: invest@pvrpartners.com

PVR PARTNERS ANNOUNCES FIRST QUARTER RESULTS

AND INCREASES QUARTERLY CASH DISTRIBUTION

RADNOR, PA – April 27, 2012 … Penn Virginia Resource Partners, L.P. (NYSE: PVR) (“PVR”) today reported financial and operational results for the three months ended March 31, 2012. In addition, PVR announced an increase in its quarterly cash distribution to $0.52 per unit.

First Quarter Results

First quarter 2012 highlights and results, with comparisons to first quarter 2011 results, included the following:

•	EBITDA of $53.0 million as compared to $59.2 million.

•	Distributable cash flow (“DCF”) of $29.1 million as compared to $36.9 million.

•	Adjusted net income of $15.8 million as compared to $22.4 million.

EBITDA, distributable cash flow, and adjusted net income are all not Generally Accepted Accounting Principles (“GAAP”) measures. Definitions and reconciliations of these non-GAAP measures to GAAP reporting measures appear in the financial tables which follow.

Cash Distribution

The Board of Directors of Penn Virginia Resource GP, LLC, the general partner of PVR, declared a quarterly cash distribution of $0.52 per unit payable on May 14, 2012 to unitholders of record at the close of business on May 8, 2012. This distribution equates to an annualized rate of $2.08 per unit, and represents a 2.0% increase over the prior quarter distribution and an 8.3% increase over the first quarter of 2011.

Management Comment

“We are pleased to announce another increase in our quarterly cash distribution,” said Bill Shea, CEO of PVR’s general partner. “Although our distributable cash flow generated for this quarter was slightly lower than expected, we take a long-term view in determining our quarterly distribution amounts. Our outlook for the remainder of 2012 and beyond remains positive and is primarily driven by our portfolio of midstream internal growth opportunities and the anticipated benefits of the Chief acquisition.

“Throughput volumes in our midstream segment increased by more than 55% from the first quarter of last year, reflecting the strong growth in the Marcellus and Panhandle regions,” continued Mr. Shea. “Gross margin for the quarter increased by 13% to $40.8 million. The first phase of our Antelope Hills plant expansion began operation in March, adding 60MMcfd of capacity to our Panhandle system. We expect this expansion to fully address the capacity issues we experienced and which impacted our

PVR Announces First Quarter 2012 Results	Page 2

operating results late last year and into the first quarter. The second phase of the expansion, which will add another 60MMcfd, is expected to be completed by the end of the second quarter and will provide capacity sufficient to handle the continued strong drilling activity in the Panhandle region.

“In the Marcellus Shale, Phase II of our Lycoming County, Pennsylvania gas gathering system was completed and began to flow gas in the first quarter. Additionally, our joint venture with Aqua America, Inc. completed the first phase of the fresh water pipeline and is currently providing fresh water to an affiliate of Range Resources for use in its continuing drilling operations. Our previously announced transformational acquisition of Chief Gathering LLC is progressing and is expected to close in the second quarter of 2012.

“In our coal segment, coal royalties per ton for the period increased to $4.09 from $3.94 per ton for the same period last year. However, due to decreased volumes as a result of the unusually warm winter and current low natural gas prices, coal royalties revenues in our coal segment declined by 15% for the quarter from the strong results posted in the same period last year. Production and revenues were generally in line with our expectations given the current softness in the coal markets,” concluded Mr. Shea.

Natural Gas Midstream Segment

The natural gas midstream segment reported first quarter 2012 results, with comparisons to first quarter 2011 results, as follows:

•

Quarterly natural gas midstream system average throughput volumes of 653 million cubic feet (“MMcf”) per day, as compared to 420 MMcf per day. The growth came primarily from new business on our Marcellus system, where volumes increased to 211 MMcf per day from 39 MMcf per day, and on the Panhandle system, where volumes increased to 336 MMcf per day from 267 MMcf per day.

•

Midstream gross margin of $40.8 million, as compared to $36.0 million. Gross margin was impacted during the quarter by processing capacity issues on our Panhandle system, as well as lower prices for natural gas and natural gas liquids.

•	Midstream gross margin, including the cash impact of midstream derivatives, of $37.6 million, as compared to $33.0 million.

As previously disclosed, an impairment charge against the book value of the North Texas gas gathering system assets was recognized during the first quarter of 2012. The non-cash charge of $124.8 million was triggered by continuing declines in natural gas prices and lack of drilling in the southern portion of the Fort Worth Basin served by the system.

Coal and Natural Resource Management Segment

The coal and natural resource management segment reported first quarter 2012 results, with comparisons to first quarter 2011 results, as follows:

•	Coal royalty tons of 8.1 million tons, as compared to 9.9 million tons.

•	Coal royalties revenue of $33.2 million, or $4.09 per ton, as compared to $39.0 million, or $3.94 per ton.

During the first quarter of 2012, operating income for the coal and natural resource management segment decreased by $5.0 million, or 18%, to $22.5 million from $27.5 million in the prior year quarter. Total revenues decreased by $6.0 million, or 13%, to $39.4 million from $45.4 million in the prior year

PVR Announces First Quarter 2012 Results	Page 3

quarter, primarily due to decreased production.

Acquisition / Expansion Projects Update

Construction of Phase II of our Lycoming system in the Marcellus Shale has been completed and it began flowing gas during the first quarter of 2012. Construction of the first segment of the Marcellus fresh-water pipeline project (a joint venture with Aqua America) has also been completed and we have commenced our water delivery operations.

The Phase I expansion of the Antelope Hills plant was completed at the end of the first quarter, increasing the plant’s processing capacity from 20 MMcfd to 80 MMcfd. The previously announced Phase II expansion project to that facility is currently underway and is expected to be in service by the end of the second quarter of 2012 and will increase total capacity at Antelope Hills to 140 MMcfd.

Capital Investment and Resources

We invested approximately $69.9 million on internal growth projects during the first quarter of 2012, including $25.1 million in the Marcellus Shale.

As of March 31, 2012, we had borrowings of $617.0 million under our $1.0 billion revolving credit facility with remaining borrowing capacity thereunder of $380.5 million.

Financial Guidance for 2012

Current guidance for full year 2012 EBITDA in the range of $260-$280 million and full year 2012 distributable cash flow, net of maintenance and replacement capital, in the range of $160-$180 million is unchanged from prior announcements. The current guidance for 2012 is on a PVR “stand-alone” basis and does not include changes that may occur as a result of the anticipated consummation of our acquisition of Chief Gathering LLC in the second quarter of 2012. PVR’s financial guidance is based on numerous assumptions about future events and conditions and, therefore, could vary materially from actual results. These estimates, including capital expenditure plans, are meant to provide guidance only and are subject to revision for acquisitions or operating environment changes. EBITDA and distributable cash flow are non-GAAP measures; reconciliations of these non-GAAP measures to GAAP reporting measures appear in the financial tables which follow.

Merger Impact and Units Outstanding

The reported financial results include the impact of the merger with Penn Virginia GP Holdings, L.P., (“PVG”) completed on March 10, 2011. As a result, the diluted weighted average number of PVR common units outstanding increased from 46.4 million in the first quarter of 2011 to 79.3 million in the first quarter of 2012.

First Quarter 2012 Financial and Operational Results Conference Call

A conference call and webcast during which management will discuss first quarter 2012 financial and operational results, is scheduled for Monday, April 30, 2012 at 2:00 p.m. ET. Prepared remarks by William H. Shea, Jr., Chief Executive Officer, and other members of company management will be followed by a question and answer period. Interested parties may participate via phone by dialing 800-860-2442 (international 412-858-4600) five to ten minutes before the scheduled start of the conference call (reference the Penn Virginia Resource Partners call), or listen via webcast by logging on to our website, www.pvrpartners.com. An on-demand replay of the webcast will be available on our website shortly after the conclusion of the call. A telephonic replay of the call will be available through May 7 by dialing 877-344-7529 (international: 412-317-0088) and using conference playback number

PVR Announces First Quarter 2012 Results	Page 4

10013053.

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Penn Virginia Resource Partners, L.P. (NYSE: PVR) is a publicly traded limited partnership which owns and manages coal and natural resource properties and related assets, and owns and operates midstream natural gas gathering and processing businesses. We own approximately 900 million tons of proven coal reserves in Northern and Central Appalachia, and the Illinois and San Juan Basins; our midstream natural gas assets are located principally in Texas, Oklahoma and Pennsylvania and include more than 4,200 miles of natural gas gathering pipelines and 7 processing systems with approximately 480 million cubic feet per day of capacity. For more information about PVR, visit our website at www.pvrpartners.com.

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This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100.0%) of the Partnership’s distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, the Partnership’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

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This press release includes “forward-looking statements” within the meaning of federal securities laws. All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside the Partnership’s ability to control or predict, which could cause results to differ materially from those expected by management. Such risks and uncertainties include, but are not limited to, regulatory, economic and market conditions, our ability to successfully complete the acquisition of Chief Gathering LLC (“Chief”) , to complete the construction and development of Chief’s midstream systems, to integrate the business of Chief with ours and to realize the anticipated benefits from the acquisition of Chief, the timing and success of business development efforts and other uncertainties. Additional information concerning these and other factors can be found in our press releases and public periodic filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2011 and most recently filed Quarterly Reports on Form 10-Q. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

PENN VIRGINIA RESOURCE PARTNERS, L.P.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - unaudited

(dollars in thousands, except per unit data)

	Three Months Ended March 31,
	2012	2011
Revenues
Natural gas midstream	$206,276	$206,281
Coal royalties	33,159	38,991
Other	6,982	8,255

Total revenues	246,417	253,527

Expenses
Cost of gas purchased	165,464	170,255
Operating	15,903	13,073
General and administrative	12,044	10,970
Impairments	124,845	—
Depreciation, depletion and amortization	23,853	21,244

Total expenses	342,109	215,542

Operating income (loss)	(95,692)	37,985

Other income (expense)
Interest expense	(9,817)	(10,850)
Derivatives	(4,951)	(19,761)
Interest income and other	116	137

Net income (loss)	$(110,344)	$7,511
Net loss (income) attributable to noncontrolling interests (pre-merger)	—	664

Net income (loss) attributable to Penn Virginia Resource Partners’, L.P.	$(110,344)	$8,175

Basic and diluted net income (loss) per limited partner unit	$(1.39)	$0.17

Weighted average units outstanding, basic (in thousands)	79,301	46,426

Weighted average units outstanding, diluted (in thousands)	79,340	46,426

Other data:

Natural gas midstream segment:
Daily throughput volumes (MMcfd)	653	420
Gross margin (in thousands)	$40,812	$36,026

Coal and natural resource management segment:
Coal royalty tons (in thousands)	8,105	9,897
Average coal royalties ($ per ton)	$4.09	$3.94

PENN VIRGINIA RESOURCE PARTNERS, L.P.

CONDENSED CONSOLIDATED BALANCE SHEETS - unaudited

(in thousands)

	March 31,	December 31,
	2012	2011

Assets
Cash and cash equivalents	$7,530	$8,640
Accounts receivable	89,540	101,340
Other current assets	5,273	5,640

Total current assets	102,343	115,620
Property, plant and equipment, net	1,262,756	1,282,297
Other long-term assets	146,084	196,075

Total assets	$1,511,183	$1,593,992

Liabilities and Partners’ Capital
Accounts payable and accrued liabilities	$112,755	$124,082
Deferred income	3,349	3,416
Derivative liabilities	13,499	12,042

Total current liabilities	129,603	139,540
Other long-term liabilities	32,379	31,748
Senior notes	300,000	300,000
Revolving credit facility	617,000	541,000
Partners’ capital	432,201	581,704

Total liabilities and partners’ capital	$1,511,183	$1,593,992

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - unaudited

(in thousands)

	Three Months Ended
	March 31,
	2012	2011

Cash flows from operating activities
Net income (loss)	$(110,344)	$7,511
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	23,853	21,244
Impairments	124,845	—
Commodity derivative contracts:
Total derivative losses included in net income	4,951	19,761
Cash payments to settle derivatives for the period	(3,641)	(4,858)
Non-cash interest expense	1,049	1,040
Non-cash unit-based compensation	2,038	821
Equity earnings, net of distributions received	(741)	3,160
Other	(647)	(147)
Changes in operating assets and liabilities	3,804	6,276

Net cash provided by operating activities	45,167	54,808

Cash flows from investing activities
Acquisitions, net of cash acquired	(196)	(95,216)
Additions to property, plant and equipment	(75,373)	(37,451)
Other	(6,290)	1,007

Net cash used in investing activities	(81,859)	(131,660)

Cash flows from financing activities
Distributions to partners	(40,418)	(30,633)
Proceeds from (repayments of) borrowings, net	76,000	107,000
Cash paid for merger	—	(1,004)

Net cash provided by financing activities	35,582	75,363

Net decrease in cash and cash equivalents	(1,110)	(1,489)
Cash and cash equivalents - beginning of period	8,640	15,964

Cash and cash equivalents - end of period	$7,530	$14,475

PENN VIRGINIA RESOURCE PARTNERS, L.P.

CERTAIN NON-GAAP FINANCIAL MEASURES - unaudited

(in thousands)

	Three Months Ended March 31,		Guidance Range
	2012	2011	Full Year 2012
Reconciliation of GAAP “Operating income (loss)” to Non-GAAP “EBITDA”:
Operating income (loss)	$(95,692)	$37,985	$40,000	$50,000
Impairments	124,845	—	125,000	125,000
Depreciation, depletion and amortization	23,853	21,244	95,000	105,000

EBITDA (a)	$53,006	$59,229	$260,000	$280,000

Reconciliation of GAAP “Net income (loss)” to Non-GAAP “Distributable cash flow”:
Net income (loss)	$(110,344)	$7,511	$(13,000)	$(3,000)
Impairment	124,845	—	125,000	125,000
Depreciation, depletion and amortization	23,853	21,244	95,000	105,000
Derivative contracts:
Derivative losses included in net income	4,951	19,761	1,000	5,000
Cash payments to settle derivatives for the period	(3,641)	(4,858)	(10,000)	(15,000)
Equity earnings from joint ventures, net of distributions	(741)	3,160	3,000	6,000
Maintenance capital expenditures	(3,097)	(3,179)	(14,000)	(16,000)
Replacement capital expenditures	(6,725)	(6,725)	(27,000)	(27,000)

Distributable cash flow (b)	$29,101	$36,914	$160,000	$180,000

Distribution to Partners:

Limited partners	$40,307	$30,587
Phantom units (c)	111	46

Total cash distribution paid during the period	$40,418	$30,633

Reconciliation of GAAP “Net income (loss)” to Non-GAAP “Net income as adjusted”:
Net income (loss)	$(110,344)	$7,511
Impairments	124,845	—
Adjustments for derivatives:
Derivative losses included in net income	4,951	19,761
Cash payments to settle derivatives for the period	(3,641)	(4,858)

Net income, as adjusted (d)	$15,811	$22,414

(a)	EBITDA, or earnings before interest, tax and depreciation, depletion and amortization (“DD&A”), represents operating income plus DD&A, plus impairments. We believe this presentation is commonly used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies in the coal and natural gas midstream industries. We use this information for comparative purposes within the industry. EBITDA is not a measure of financial performance under GAAP and should not be considered as a measure of liquidity or as an alternative to net income.
(b)	Distributable cash flow represents net income plus DD&A, plus impairments, plus (minus) derivative losses (gains) included in net income, plus (minus) cash received (paid) for derivative settlements, minus equity earnings in joint ventures, plus cash distributions from joint ventures, minus maintenance capital expenditures, minus replacement capital expenditures. Distributable cash flow is a significant liquidity metric which is an indicator of our ability to generate cash flows at a level that can sustain or support the quarterly cash distributions paid to our partners. Distributable cash flow is also the quantitative standard used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of publicly traded partnerships. Distributable cash flow is presented because we believe it is a useful adjunct to net cash provided by operating activities under GAAP. Distributable cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing or financing activities, as an indicator of cash flows, as a measure of liquidity or as an alternative to net income.
(c)	Phantom unit grants were made under our long-term incentive plan. Service based phantom units receive nonforfeitable distribution rights; thus, we have presented distributions paid to phantom unit holders in our total distributions paid to Partners.
(d)	Net income, as adjusted, represents net income adjusted to exclude the effects of non-cash changes in the fair value of derivatives and impairments. We believe this presentation is commonly used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies in the natural gas midstream industry. We use this information for comparative purposes within the industry. Net income, as adjusted, is not a measure of financial performance under GAAP and should not be considered as a measure of liquidity or as an alternative to net income.

PENN VIRGINIA RESOURCE PARTNERS, L.P.

QUARTERLY SEGMENT INFORMATION - unaudited

(in thousands)

	Natural Gas Midstream
	Three Months Ended
	March 31,
	2012	2011
Revenues
Natural gas midstream	$206,276	$206,281
Other	779	1,818

Total revenues	207,055	208,099

Expenses
Cost of gas purchased	165,464	170,255
Operating	12,125	9,389
General and administrative	7,182	6,024
Impairments	124,845	—
Depreciation, depletion and amortization	15,667	11,924

Total expenses	325,283	197,592

Operating income (loss)	$(118,228)	$10,507

Additions to property, plant and equipment and acquisitions	$75,323	$37,067

	Coal and Natural Resource Management
	Three Months Ended
	March 31,
	2012	2011
Revenues
Coal royalties	$33,159	$38,991
Coal services	1,238	2,310
Timber	1,520	1,109
Oil and gas royalties	683	793
Other	2,762	2,225

Total revenues	39,362	45,428

Expenses
Operating	3,778	3,684
General and administrative	4,862	4,946
Depreciation, depletion and amortization	8,186	9,320

Total expenses	16,826	17,950

Operating income	$22,536	$27,478

Additions to property, plant and equipment and acquisitions	$246	$95,600

PENN VIRGINIA RESOURCE PARTNERS, L.P.

DERIVATIVE CONTRACT SUMMARY - unaudited

As of March 31, 2012

	Average Volume		Swap		Weighted Average Price
	Per Day		Price		Put (a)		Call (b)

NGL - natural gasoline collar	(gallons	)			(per gallon	)
Second quarter 2012 through fourth quarter 2012	54,000				$1.75		$2.02

Crude swap	(barrels	)	(per barrel	)
Second quarter 2012 through fourth quarter 2012	600		$88.62

Natural gas purchase swap	(MMBtu	)	(MMBtu	)
Second quarter 2012 through fourth quarter 2012	4,000		$5.195

We estimate that, excluding the derivative positions described above, for every $1.00 MMBtu increase or decrease in the natural gas price, our natural gas midstream gross margin and operating income in 2012 would decrease or increase by approximately $3.3 million. In addition, we estimate that for every $5.00 per barrel increase or decrease in the crude oil price, our natural gas midstream gross margin and operating income in 2012 would increase or decrease by approximately $4.4 million. This assumes that crude oil prices, natural gas prices and inlet volumes remain constant at anticipated levels. These estimated changes in gross margin and operating income exclude potential cash receipts or payments in settling these derivative positions.

(a) - Purchased put/floor.

(b) - Sold call/ceiling.